ACCOUNTANTS' CONSENT


     DDK & Company LLP hereby consents to the use of its report dated October 10, 2002, relating to the audited financial statements for the years ending May 31, 2002 and 2001 in a registration statement on SB-2 of Spongetech Delivery Systems, Inc.



     November 1, 2002


                                   /s/DDK & Company LLP
                                    DDK & Company LLP